The China Fund, Inc. Announces

Results of Special Meeting of Stockholders: Proposal to Liquidate and Dissolve the Fund is Approved

October 21, 2025

BOSTON-- (BUSINESS WIRE) -- The China Fund, Inc. (NYSE: CHN) (the “Fund”) announced the results of its special meeting of stockholders held on October 21, 2025. At the Fund’s special meeting, stockholders approved the liquidation and dissolution of the Fund pursuant to the Plan of Liquidation and Dissolution (the “Plan”) adopted by the Board of Directors.

Pursuant to the Plan, the Fund will liquidate its portfolio in preparation for one or more distributions of cash to the stockholders of the Fund. Once the Fund commences liquidating its portfolio, the Fund may not pursue its stated investment objective, comply with its investment limitations or engage in normal business activities, except for the purposes of winding up its business and affairs, paying its liabilities and distributing its remaining assets to stockholders.

The Fund plans to direct the transfer agent to close the books on its shares at the close of business on October 29, 2025 (the “Determination Date”). The proportionate interests of stockholders in the assets of the Fund will be fixed on the basis of their respective holdings at the close of business on the Determination Date. The Fund expects that the last day of secondary market trading of the Fund’s shares also will be on the Determination Date. Accordingly, it is expected that prior to the opening of business on October 30, 2025, the Fund will cease trading on the New York Stock Exchange (the “NYSE”). The distribution to shareholders of liquidation proceeds will occur as soon as practicable following the Determination Date. The Fund expects to make a primary distribution of liquidation proceeds to its stockholders on October 31, 2025.

The proceeds of the liquidation of the Fund will equal the Fund’s net asset value after the Fund has paid or provided for all of its charges, taxes, expenses and liabilities, including certain costs associated with liquidating the Fund. As necessary, the Fund may make one or more liquidating distributions after it makes the primary liquidating distribution. Upon payment of the final liquidating distribution by the Fund, all outstanding shares of the Fund will be redeemed without the imposition of any redemption or other transaction fees.

The liquidation will generally be a taxable event for stockholders that are subject to U.S. federal income tax. Any such stockholder that receives a distribution in a liquidation will generally realize a capital gain or loss in an amount equal to the difference between the total amount of the liquidation distribution(s) received and the stockholder’s adjusted basis in the Fund shares. Please consult your personal tax advisor with regard to the specific tax consequences of the liquidation.

The Fund expects that stockholders will be able to sell their Fund shares in the secondary market until the market close on the Determination Date. The sale of Fund shares in the secondary market will generally be a taxable event for stockholders that are subject to U.S. federal income tax. In addition, customary brokerage charges may apply to such transactions. The Fund expects that, effective as of market close on the Determination Date, the Fund’s shares will no longer be actively traded in the secondary market, and there can be no assurance that there will, thereafter, be a market for the purchase or sale of the Fund’s shares.

The Fund is a closed-end management investment company that trades on the NYSE. The Fund’s investment manager is Matthews International Capital Management, LLC. For further information regarding the Fund, please call (888)-CHN-CALL or visit the Fund’s website at www.chinafundinc.com. The information contained on the Fund’s website is not part of this press release. Copies of the Fund’s complete audited financial statements are available free of charge upon request.

Investments involve risk, including possible loss of principal, and an investment should be made with an understanding of the risks involved with owning a particular security or asset class. Interested parties are strongly encouraged to seek advice from qualified tax and financial experts regarding the best options for your particular circumstances.

Contact

Julian Reid

Chairman of the Board

The China Fund, Inc.

+44 7768 068200